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                                                                      EXHIBIT 21


                    SUBSIDIARIES OF OMEGA ENVIRONMENTAL, INC.



                  Omega Environmental Financial Services, Inc.
                           (a Washington corporation)


                        ATS Omega de Mexico S.A. de C.V.
                             (a Mexico corporation)